                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  SCHEDULE 14A

          Proxy Statement Pursuant to Section 14(a) of the Securities
                    Exchange Act of 1934 (Amendment No.  )

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[X] Soliciting Material Pursuant to (S) 240.14a-11(c) or (S) 240.14a-12

                               CLARUS CORPORATION
--------------------------------------------------------------------------------
              (Name of Registrant as Specified In Its Charter)


--------------------------------------------------------------------------------
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Notes:





Reg. (S) 240.14a-101.

SEC 1913 (3-99)

                   Clarus Exceeds First Quarter 2002 Estimates

     Company Expands Efforts to Enhance Stockholder Value and Preserve Cash

ATLANTA - April 24, 2002 -- Clarus Corporation (Nasdaq: CLRS) today announced financial results for the first quarter of 2002. Clarus reported revenues of $3.9 million for the first quarter of 2002. Pro forma net loss for the quarter was $5.2 million, or a loss of $0.33 per share, beating the First Call consensus estimate of $0.37. Net loss on a GAAP basis for the first quarter of 2002 was $6.5 million, or $0.41per share. During the first quarter of 2002, Clarus reduced pro forma operating expenses by more than $10 million, or approximately 56 percent, as compared to the corresponding quarter in 2001. As of March 31, 2002, the Company's balance of cash and marketable securities was $113.6 million, or $7.30 per share.

Steve Jeffery, President and Chief Executive Officer of Clarus stated, "During this challenging quarter for our industry, Clarus continued its progress toward profitability as we have during each of the last five quarters. We made significant progress in streamlining our operations and focusing on robust product delivery, with new releases on our procurement and settlement product lines that significantly enhance their functionality. Our services business also increased its profitability over the fourth quarter of 2001, and based on the progress made to date, we now anticipate achieving overall breakeven on a pro forma basis by the end of 2002."

Clarus' pro forma operating results exclude restructuring costs and expenses related to reductions in its employee workforce and office consolidation, depreciation and amortization charges, stock-based compensation expenses, gain realized on the sale of assets, realized loss on the sale of investments, and loss on impairment of investments, all of which are included in the Company's financial results for GAAP reporting purposes.

Highlights of Clarus' key achievements in the quarter include the following:

    o Rapid implementation by BarclaysB2B, an EMEA customer, of Clarus sourcing and eMarket, moving from test into production in less than 120 days.

    o The University of Pittsburgh licenses Clarus eProcurement after a successful implementation and 60-day pilot program. To date, University of Pittsburgh has enabled over 320,000 items from eight suppliers.

    o FujiFilm Microdisks goes live on Clarus eProcurement in less than 90 days for both direct and indirect procurement needs. o Clarus' channel partners Commerce One, Epicor and Microsoft Great Plains again added customers for Clarus Settlement and Clarus eProcurement.

    o DSO decreased almost 19 percent to 56 days at the end of the first quarter of 2002 from the fourth quarter of 2001 and 66 percent from the corresponding quarter in 2001, indicating increased customer satisfaction.

Expense Reduction Initiatives

Clarus has taken further expense reduction initiatives that began in January 2001 intended to continue to align its cost structure with the difficult current market environment. The Company has completed a program to reduce employee headcount by 57 percent in order to significantly decrease the Company's operating expenses with a target to achieve breakeven on a pro forma basis by the end of 2002. As a result of these initiatives, the Company expects to achieve total cost savings of approximately $11 million on an annualized basis. The Company will incur a charge in the second quarter of 2002 of approximately $5.3 million, or approximately $0.34 per share.

Mr. Jeffery added, "During the quarter, we took decisive actions to preserve the Company's cash position and improve our operational and financial flexibility. We believe these actions will enable Clarus to compete more effectively, continue to provide our customers and partners with industry-leading products and services and outstanding support, and deliver value to our stockholders. Since January 1, 2001, the Company has reduced headcount by more than 78 percent resulting in a significant impact on our costs, expenses and cash flows.

"In taking these difficult but necessary actions, Clarus has aligned its cost structure with its revenue projections for the remainder of 2002. We have maintained expertise on all of our products and remain focused on our most important asset - satisfied customers. The Company will continue to focus on our core competencies - software for sourcing, procurement and settlement. We have already begun to realize benefits from our cost reduction strategy and, together with the investments we've made in product development and improved sales and marketing, we believe Clarus is well-positioned to achieve pro forma breakeven by the end of 2002," Mr. Jeffery continued.

Strategic Review Update

As previously announced, in October 2001 Clarus engaged The Chasm Group, a leading technology-oriented strategy consulting firm, to assist the Company in analyzing and developing strategies to adapt to changing market conditions. As part of this process, Clarus has consulted with industry analysts and financial advisors to assess its market position and prospects for optimizing its business growth. Based on this assessment, the Clarus Board of Directors has determined that the company should, in addition to executing its organic growth strategies, retain a financial advisor to explore strategic alternatives, including the evaluation of strategic partners that would enable Clarus to more rapidly achieve its growth and scale objectives and to become part of a larger organization with substantial critical mass and a more expansive platform.

"The Clarus Board of Directors is committed to exploring all alternatives to enhance value for all of our stockholders," added Mr. Jeffery.

Clarus Director Nominees

Clarus strongly believes that its three independent director nominees for re-election at the Company's upcoming Annual Meeting of Stockholders are best positioned to execute on Clarus' strategy and business plan and lead the Company through the current environment. Each of the Company's nominees for re-election has extensive experience in the technology industry, is dedicated to enhancing stockholder value, and is committed to actively assisting Clarus' management to help ensure the Company's success. Clarus believes that direct operational experience in the software industry and a thorough understanding of Clarus' market, products and strategic values are critical to recognizing and maximizing Clarus' opportunities, executing its business strategy and enhancing stockholder value.

Each of Clarus' nominees has extensive industry-specific experience, including experience advising technology companies through evolving strategies, acquisitions and divestitures:

    o Todd Hewlin has served as a member of Clarus' Board of Directors since January 2002. Mr. Hewlin is a Managing Director at The Chasm Group, a leading technology-oriented strategy consulting firm. Mr. Hewlin has over 12 years of experience helping technology companies develop and execute winning business strategies. Mr. Hewlin is a noted thought leader on technology-driven business change and has helped a range of major corporations accelerate the return on their investments. Prior to joining The Chasm Group, Mr. Hewlin was a senior executive and served on the Board of Internet Capital Group and before that was a partner at McKinsey & Co.

    o Mark Johnson has served as a member of Clarus' Board of Directors since July 1998. Mr. Johnson has served since October 2000 as President and Chief Executive Officer of e-RM Partners LLC, a venture capital company that invests in technology and electronic payment companies. Mr. Johnson served in various capacities, most recently as Vice Chairman, of CheckFree Corporation, where he worked and served on the Board of Directors for the past 17 years. Mr. Johnson also currently serves on the Boards of several privately-held technology companies.

    o Brady L. ("Tripp") Rackley, III has served as a member of Clarus' Board of Directors since August 2000. Mr. Rackley founded nFront, Inc. and served as Chairman of the Board and Chief Executive Officer of nFront, a provider of comprehensive outsourced solutions, from its inception in 1996 until its acquisition by Digital Insight Corporation in February 2000. Prior to forming nFront, Mr. Rackley served as Chief Operating Officer of LeapFrog Technologies, Inc., a developer of object-oriented software development tools, and as Vice President-Development of Systeme Corp., a developer of software for the banking industry. Mr. Rackley currently serves as entrepreneur in residence at Noro-Moseley Partners, a venture capital firm.

Investor Conference Call

A conference call for investors will be held today, April 24, at 5:00 PM EST. Mr. Jeffery, Sean Feeney, Chief Operating Officer; and Jim McDevitt, Chief Financial Officer will host the call. Interested parties can access the audio conference via webcast at www.claruscorp.com/investor.

About Clarus

Atlanta-based Clarus Corporation (NASDAQ: CLRS, www.claruscorp.com) delivers applications that help companies dramatically reduce costs by driving the inefficiencies out of the end-to-end procurement process - from sourcing, to procurement, to settlement. The Clarus solutions are designed for rapid production deployment at the lowest total cost of ownership. Clarus products are built exclusively on the Microsoft.NET platform, making them easy to implement, manage, and integrate with existing IT infrastructures. Clarus solutions have garnered many prestigious awards, including Microsoft's 2000 Global eCommerce Solution of the Year. Clarus solutions are deployed globally at customer sites including: BarclaysB2B, the Burlington Northern and Santa Fe Railway Company, Cox Enterprises, MasterCard International, Union Pacific Corporation, Smurfit-Stone Container Corporation, Parsons Brinckerhoff, and Wachovia Corporation.

Clarus, Clarus eProcurement and Clarus eMarket are trademarks of Clarus Corporation. Throughout this release, software and hardware products are mentioned by name. In most if not all cases, these product names are claimed as trademarks by the companies that manufacture the products. It is not our intention to claim these names or trademarks as our own.

In connection with its upcoming Annual Meeting of Stockholders, the Company filed an amended preliminary proxy statement with the Securities Exchange Commission ("SEC") on April 17, 2002. CLARUS STOCKHOLDERS ARE URGED TO READ THE PRELIMINARY PROXY STATEMENT (AND THE DEFINITIVE PROXY STATEMENT WHEN IT BECOMES AVAILABLE) BECAUSE IT CONTAINS IMPORTANT INFORMATION. Detailed information regarding the names, affiliation and interests of individuals who may be deemed participants in the solicitation of proxies from Clarus stockholders is contained in the preliminary proxy statement. Investors and security holders may obtain a free copy of the preliminary proxy statement and will be able to obtain the definitive proxy statement, when available, and any amendments to the proxy statement and other documents filed by Clarus with the SEC for free at the SEC's Internet website at www.sec.gov. Stockholders of Clarus may also obtain free copies of the proxy statement and other documents filed by Clarus in connection with the Annual Meeting by directing a request to: Clarus Corporation at 3970 Johns Creek Court, Suwanee, Georgia 30024, Attention: Kevin Acocella, email:
Investor_Relations@claruscorp.com.

This press release contains forward-looking statements within the meaning of
Section 28A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Information in this release includes the Company's beliefs, hopes, expectations, intentions and strategies regarding the Company, its future and its products and services. Actual results could differ materially from those projected in the forward-looking statements as a result of certain risks including that the Company may not achieve the future financial results currently anticipated, that the Company's operational adjustments may not reduce the amount of cash that it uses, that the Company may not be cash flow breakeven in 2002, that the business climate may not improve for the Company's product and services, that new product releases may not perform as expected, that the Company's early progress with strategic channel partners may not continue, and that the unaudited financial statements provided in this press release may be adjusted by the Company's independent auditors. The Company cannot guarantee its future performance. There can be no assurances that any transaction will result from the review of strategic alternatives by the Company and its financial advisors. All forward-looking statements contained in this release are based on information available to the Company as of the date of this release and the Company assumes no obligation to update the forward-looking statements contained herein.

The pro forma data provided herein is provided as an alternative for understanding the Company's operating results. These measurements are not in conformance with generally accepted accounting principles and may be different from pro forma measures used by other companies, including the Company's competitors.

For further information regarding the risks and uncertainties associated with the Company's business, please refer to the "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Risk Factors" sections of the Company's filings with the SEC, including but not limited to, its Annual Reports on Form 10-K and Quarterly Reports on Form 10-Q, copies of which may be obtained at the SEC's web site at http://www.sec.gov or the Company's web site at http://www.claruscorp.com.

                               CLARUS CORPORATION
                 Condensed Consolidated Statements of Operations
                      (in thousands, except per share data)
                                   (unaudited)

                                                                      Three months ended
                                                                           March 31
                                                                   -------------------------
                                                                       2002          2001
REVENUES:
  License fees                                                       $ 1,473      $  2,310
  Services fees                                                        2,468         2,530
                                                                   -------------------------
      TOTAL REVENUES                                                   3,941         4,840

COST OF REVENUES:
  License fees                                                            14            44
  Services fees                                                        1,938         3,779
                                                                   -------------------------
      TOTAL COST OF REVENUES                                           1,952         3,823

OPERATING EXPENSES:
  Research and development, exclusive of stock-based compensation      2,629         5,555
  Sales and marketing, exclusive of stock-based compensation           3,548         8,069
  General and administrative, exclusive of stock-based                 1,506         4,749
  compensation
  Depreciation and amortization                                        1,357         2,865
  Stock-based compensation                                                98         1,800
                                                                   -------------------------
      TOTAL OPERATING EXPENSES                                         9,138        23,038
                                                                   -------------------------

  Operating loss                                                     $(7,149)     $(22,021)
  Gain on sale of assets                                                  10             -
  Gain on foreign currency transactions                                    5             -
   Loss on impairment of investments                                       -        (3,098)
  Interest income, (net)                                                 677         2,358
                                                                   -------------------------

  Net loss                                                           $(6,457)     $(22,761)
                                                                   =========================

  Weighted average shares outstanding - basic and diluted             15,572        15,508
                                                                   =========================

  Net loss per share - basic and diluted                             $ (0.41)     $  (1.47)
                                                                   =========================


                               CLARUS CORPORATION
            Pro Forma Condensed Consolidated Statements of Operations
                      (in thousands, except per share data)
                                   (unaudited)

                                                                     Three months ended
                                                                            March 31
                                                                -------------------------------
                                                                      2002            2001
REVENUES:
  License fees                                                   $  1,473        $  2,310
  Services fees                                                     2,468           2,530
                                                                 -------------------------
      TOTAL REVENUES                                                3,941           4,840

COST OF REVENUES:
  License fees                                                         14              44
  Services fees                                                     1,938           3,618
                                                                 -------------------------
      TOTAL COST OF REVENUES                                        1,952           3,662

OPERATING EXPENSES:
  Research and development, exclusive of stock-based compensation   2,629           5,555
  Sales and marketing, exclusive of stock-based compensation        3,750           7,935
  General and administrative, exclusive of stock-based
  compensation                                                      1,506           4,531
                                                                 -------------------------
      TOTAL OPERATING EXPENSES                                      7,885          18,021
                                                                 -------------------------

  Operating loss                                                 $ (5,896)       $(16,843)

  Gain on foreign currency transactions                                 5               -
  Interest income, (net)                                              677           2,358
                                                                 -------------------------

  Pro forma net loss                                             $ (5,214)        (14,485)
                                                                 =========================

  Weighted average shares outstanding - basic and diluted          15,572          15,508
                                                                 =========================

  Pro forma net loss per share - basic and diluted               $  (0.33)       $  (0.93)
                                                                 =========================


                      Reconciliation of Pro Forma Net Loss
                      (in thousands, except per share data)
                                   (unaudited)


                                                                    Three months ended
                                                                          March 31
                                                               ----------------------------
                                                                    2002            2001


Net loss                                                         $     (6,457)  $   (22,761)
  Restructuring costs(1)                                                 (202)          513
  Depreciation and amortization                                         1,357         2,865
  Stock-based compensation                                                 98         1,800
  Gain on sale of assets                                                  (10)            -
  Loss on impairment of investments                                         -         3,098
  Pro forma net loss                                             $     (5,214) $    (14,485)
                                                               ============================
  Weighted average shares outstanding - basic and diluted              15,572        15,508
                                                               ============================
  Pro forma net loss per share - basic and diluted               $      (0.33) $      (0.93)
                                                               ============================




------------
1 Restructuring costs are comprised of employee severance and termination costs. For the three months ended March 31, 2002 and 2001, these costs consist of the following:

(in thousands)                    Three Months Ended       Three Months Ended
                                    March 31, 2002           March 31, 2001

Cost of services fees revenue         $     -                    $   161
Research and development                    -                          -
Sales and marketing                      (202)                       134
General and administrative                  -                        218

Total                                 $  (202)                   $   513

                               CLARUS CORPORATION
                              SUMMARY BALANCE SHEET
                                 (in thousands)

                                                                      March 31,        December 31,
                                                                        2002               2001
                                                                     (unaudited)
                                                                     -----------       ------------
                               ASSETS

CURRENT ASSETS:
     Cash and cash equivalents                                       $  32,822            $  55,628
     Marketable securities                                              80,752               65,264
     Accounts receivable, net                                            2,438                2,566
     Deferred marketing expense, current                                   391                  391
     Prepaid and other current assets                                    1,888                2,472
                                                                     -----------          ---------
       Total current assets                                            118,291              126,321

PROPERTY AND EQUIPMENT - net                                             6,214                7,352

OTHER ASSETS:
     Deferred marketing expense, non-current                                 -                   98
     Intangible assets, net                                             10,587               10,815
     Investments                                                             -                  200
     Deposits and other long-term assets                                   555                  488
                                                                     -----------          ---------
       Total other assets                                               11,142               11,601
                                                                     -----------          ---------
TOTAL ASSETS                                                         $ 135,647            $ 145,274
                                                                     ===========          =========


            LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES:
     Accounts payable and accrued liabilities                        $   5,385            $   6,506
     Deferred revenue                                                    3,967                5,206
                                                                     -----------          ---------
          Total current liabilities                                      9,352               11,712

NON-CURRENT LIABILITIES:
     Deferred revenue                                                    1,341                1,969
     Long-term debt, net of current maturities                           5,000                5,000
     Other non-current liabilities                                         261                  265
                                                                     -----------          ---------
         Total liabilities                                              15,954               18,946


STOCKHOLDERS' EQUITY:
     Common stock                                                            2                    2
     Additional paid in capital                                        360,758              360,670
     Accumulated deficit                                              (241,080)            (234,623)
     Treasury stock, at cost                                                (2)                  (2)
     Foreign currency translation adjustment                               (16)                  68
     Unrealized gain on marketable securities                               31                  213
                                                                     -----------          ---------
          Total stockholders' equity                                   119,693              126,328
                                                                     -----------          ---------

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY                           $ 135,647            $ 145,274
                                                                     ===========          =========